INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the amended Registration Statement of Texada Ventures Inc. on Form SB-2 of our Auditors’ Report, dated January 7, 2003, on the balance sheets of Texada Ventures Inc. as at November 30, 2002 and 2001, and the related statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders’ equity for the year ended November 30, 2002, and for the period from inception on October 17, 2001 to November 30, 2001.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

Vancouver, Canada February 26, 2004	“Morgan & Company” Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1